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Exhibit 3.10

CERTIFICATE OF INCORPORATION
OF
ENGINEERED FABRICS CORPORATION
* * * * *

        FIRST:    The name of the Corporation is Engineered Fabrics Corporation.

        SECOND:    The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.

        FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is 10,000, and the par value of each such share is $0.01, amounting in the aggregate to $100.

        FIFTH:    The name of the incorporator is Joseph S. Roslanowick and the mailing address of the incorporator is 1 Chase Manhattan Plaza, New York, New York 10005.

        SIXTH:    The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

        SEVENTH:    Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

        EIGHTH:    (1)(a) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

          (b)   If the General Corporation Law of the State of Delaware is hereafter amended to further eliminate or limit the liability of a director of a corporation, then a director of the Corporation, in addition to the circumstances set forth herein, shall not be liable to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

        (2)(a) Each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law. The right to indemnification conferred in this ARTICLE EIGHTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law. The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right.

          (b)   The Corporation shall determine the right of any person to receive indemnification as provided hereunder in accordance with the provisions of applicable law.

        (3)   The rights and authority conferred in this ARTICLE EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this

Certificate of Incorporation or the by-laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

        (4)   Neither the amendment nor repeal of this ARTICLE EIGHTH, nor the adoption of any provision of this Certificate of Incorporation or the by-laws of the Corporation or of any statute inconsistent with this ARTICLE EIGHTH, shall eliminate or reduce the effect of this ARTICLE EIGHTH in respect of any acts or omissions occurring prior to such amendment or repeal or such adoption of an inconsistent provision.

        NINTH:    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of the State of Delaware.

        TENTH:    The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the General Corporation Law of the State of Delaware, as amended from time to time, and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

        I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 14th day of April 1989.

/s/ JOSEPH S. ROSLANOWICK Joseph S. Roslanowick

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  Exhibit 3.10